Exhibit 99.1

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here today with Martin Schroeter, IBM’s Senior Vice President and Chief Financial Officer.  I’d like to welcome you to our third quarter earnings presentation.

The prepared remarks will be available within a couple of hours, and a replay of the webcast will be posted by this time tomorrow.

I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM website, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC today.

So with that, I’ll turn the call over to Martin Schroeter.

Overview

Thanks Patricia.  In the third quarter, we generated $19.2 billion in revenue, $3.7 billion in pre-tax income, and $3.29 of operating earnings per share.

As we think back to the discussion ninety days ago, it was around Brexit and its impact on Europe, global spending in sectors like banking, and the attractiveness of investment in the emerging markets.  All of these topics have the capacity to drive some volatility in results.  But, what you see in our third quarter results is stability in our revenue, with continued strong growth in strategic imperatives, and a top and bottom line consistent with what we expected.

Our revenue was essentially flat relative to last year.  Looking at the revenue dynamics, I want to point out a few things. Our clients are focused on becoming digital businesses, and our strong growth in cloud, security, mobile, and across our analytics portfolio reflects this.  In total we continued to deliver double-digit revenue growth in our Strategic Imperatives led by our cloud business.  Cloud delivered as-a-Service is part of a solid recurring revenue base across software and services, and our annuity revenue continued to grow.  Of course the acquisitions we’ve made in the last twelve months contributed to growth, about the same amount as last quarter, and for the first time in quite a while currency was a modest tailwind to revenue growth.  I’ll talk to our revenue at constant currency going forward.

Looking at revenue from a segment perspective, we had very good performance in both Cognitive Solutions, and Technology Services and Cloud Platforms. Cognitive Solutions was up 5 percent, and within that, Solutions Software was up 8 percent.  Technology Services and Cloud Platforms revenue also grew, with continued strength in our infrastructure services and growth in integration software as we help our clients build hybrid cloud capabilities. And with another quarter of signings growth, our GTS backlog is up year to year.  Global Business Services made some progress this quarter in revenue trajectory as we continue to shift and mix toward digital offerings.  Our Systems revenue was down this quarter.  The z Systems performance reflects the fact that we’re seven quarters into the product cycle, while Power reflects the secular decline in UNIX, mitigated by growth in Linux.

There’s a tremendous amount of change in our industry, and we’re continuing to invest where we see the best opportunities.  With this, we’re addressing new opportunity areas and building new markets, as well as delivering innovation in our existing businesses. We are investing organically, and we’re acquiring key capabilities.  We’re remixing our skills.  And we’ve had success in rebuilding our IP income base, utilizing partnerships that enable us to continue to innovate in some of the more traditional high value areas of the business.  With all of that we continue to have a very high margin business, and we generate a lot of profit and cash.

A Cognitive Solutions & Cloud Platform Company

Our results reflect the success we’re having in helping our clients to leverage cloud for speed and innovation, and become cognitive businesses.  You see this in the growth in our strategic imperatives, which were up 15 percent.  Over the last twelve months, Strategic Imperatives delivered nearly $32 billion in revenue, and now represent 40 percent of IBM.   We had strong performance in our cloud offerings, which were up over 40 percent, led by our as-a-Service offerings.  We exited the third quarter with an as-a-Service run rate of $7½ billion.  That’s up from $6.7 billion last quarter, and the bulk of the increase is organic.  So we’re building scale in these businesses.

We also had strong revenue performance in security and in mobile.  And we had strong growth in our analytics offerings, which were up 14 percent this quarter, with contribution from the core analytics platform to cognitive offerings including Watson platform, Watson Health and Watson IoT.

We are building the industry’s broadest and deepest cognitive solutions and cloud platform portfolio, and we are extending our capabilities.  For example, this quarter we continued the global expansion of our cloud footprint, and now have 49 cloud centers.  We formed a partnership with Workday, where IBM Cloud will become the foundation for Workday’s development and testing environment.  And we extended our partnership with VMware to enable easy hybrid cloud adoption.

As we’ve talked about in the past, cognitive is about using data and adding intelligence into products and services to help clients make better decisions.  It’s about augmenting human intelligence.  This quarter, we introduced and expanded Watson platform offerings, including Watson Conversation Service and Watson Virtual Agent for Customer Service.  We are training Watson for CyberSecurity, expanding the amount of security data Watson is ingesting.  In Watson Health, we launched Watson for Drug Discovery and Watson Health Core.  And in Watson IoT, we added new capabilities around blockchain and security to draw insights from billions of sensors embedded in everything from machines to cars to drones to ball bearings to buildings and even to hospitals.

Where we’re seeing real value is in providing cognitive capabilities in the IBM Cloud.  The third critical element of our strategy is our industry focus, and in the third quarter, we introduced an Industry Platforms business that integrates cloud, cognitive, industry and ecosystems capabilities to provide targeted solutions in specific industries.  Initially, Industry Platforms will address two substantial opportunity areas, Watson Financial Services and blockchain solutions.  We believe blockchain has the potential to do for trusted transactions what the Internet did for information.  We are building a complete blockchain platform and are now working with over 300 clients to pioneer blockchain for business including CLS, who settles $5 trillion per day in the currency markets, to implement a distributed ledger in support of its payment netting service, and Bank of Tokyo-Mitsubishi for smart contracts to manage service level agreements and automate multi-party transactions.  In the third quarter, we opened a Blockchain Innovation Center in Singapore to accelerate blockchain adoption for finance and trade and we now have Blockchain Garages open in New York, London, Tokyo, Singapore and San Francisco.

In Watson Financial Services, just a couple of weeks ago, we announced the acquisition of Promontory Financial Group, a leader in regulatory compliance and risk management consulting.  So, just as we trained Watson on clinical research and medical guidelines to work with doctors treating cancer, we will apply the expertise of Promontory to train Watson to directly address escalating regulation and risk management requirements in financial services.

I’ll expand on some of these solutions and go into more detail on our Strategic Imperatives performance in the segment discussions.  But first, let me walk through our financial metrics for the quarter.

Key Financial Metrics

Our revenue for the quarter was $19.2 billion.  As I just mentioned, currency was a modest tailwind to growth, about 80 basis points this quarter.

On a geographic basis, we had sequential improvements in both the Americas and Europe.  The Americas revenue was flat as compared to last year, and the US was also flat.  Latin America was up 5 percent, led by Brazil.  While the environment remains uncertain, double-digit growth in Brazil this quarter reflects the importance of our z Systems platform to the banking sector.  Europe performance improved 4 points sequentially, driven by the UK, Germany, France and the Nordics.  Asia Pacific decelerated, including a decline in Japan and weaker performance in China.  India continued to post strong results.

Our gross margin was down this quarter.  Across the business, the decline is driven by higher level of investments, including the acquisitions we’ve made, and the mix to as-a-Service businesses that aren’t yet at scale.  I’ll address the margin dynamics that are segment specific within the segment discussions.

Our expense overall is down versus last year.  I want to spend a minute on a few of the expense drivers.  We’ve been investing at a higher level, both in organic capabilities like cognitive, security, cloud and blockchain, but also through acquisitions.  When we look at the acquisitions we’ve done over the last twelve months, this drove about 5 points of expense growth.

As we look at our investment levels, we want to allocate our skills to where we see the most opportunity and growth. Some of our assets are high value, but not necessarily in growing markets.  So we are licensing, not selling, our intellectual property to partners who are allocating their skills to extend the value of these assets.  This quarter we signed three such agreements, resulting in a higher level of IP income.  Licensing as a part of a broader partnership to drive future innovation is a relatively new model for us.  It allows us to retain and potentially grow the revenue stream, while shifting our spending profile to a more variable cost structure. IP Income is just one way that we monetize our technology, sometimes selling our intellectual property, other times licensing IP.

The last thing I want to mention relative to expense is that we continue to have a year-to-year impact from currency, not only from the translation, but also as we wrap on last year’s hedging gains.  This drove a 3 point impact to expense.  So while currency is a modest help to the top line, it continued to have meaningful impact to our year-to-year profit.  Put it all together and our reported expense is better 2 percent versus last year.

Our tax rate for the quarter reflects an ongoing effective tax rate of 18 percent for the year, which is in line with the expectation we discussed at the beginning of the year of 18 percent plus or minus a couple of points.  It also includes a discrete benefit for closure of a foreign tax audit, which lowered the tax rate in the quarter by 2 points.

From a cash perspective, we generated $2.4 billion of free cash flow in the quarter and nearly $13 billion over the last twelve months.  This is over 100 percent of our GAAP net income.  And over the same period, we returned about two-thirds of our free cash flow to shareholders through dividends and share repurchases.

Cognitive Solutions Segment

Now turning to our segments, our Cognitive Solutions revenue was up 5 percent, which is a sequential improvement from the second quarter’s rate.  Our Solutions Software revenue was up 8 percent, while Transaction Processing Software was down 2 percent.  Analytics was a growth driver, and we grew revenue in all spectrums of Watson.  We saw strong SaaS performance, with double-digit growth in revenue.  Overall, gross margin was down, due to the mix shift to SaaS and the acquisition content. Our pre-tax income performance also reflects ongoing higher levels of investment in strategic growth areas, like our Watson businesses.

Our Analytics business, which is the largest portion of the Solutions Software portfolio, grew again in key areas, such as Information Integration, Big Data, and Watson.

Watson underpins our cognitive strategy and continues to gain momentum.   Watson’s Conversation service, launched in July, provides developers a simple and easy entry into the next generation of engagement. Through quick setup and tooling, developers without deep machine learning expertise can leverage the science of Watson to develop engagement experiences across multiple channels.  We introduced our Watson Virtual Agent for Customer Service, building on our conversational capability to provide a cognitive repeatable application trained for customer service.  For example, we recently announced that the Royal Bank of Scotland will begin using a Watson-powered chat bot for customer service.  The chat bot will help seamlessly route customer service requests through the correct channels and answer specific banking queries.

Turning to our vertical plays, we are focused on scaling our Watson Heath business.  We have over 7,000 employees and target four major areas: Life Sciences, Oncology, Imaging and Value-Based Care.  We launched new offerings, such as Watson for Drug Discovery, which is a cloud-based scalable platform that helps life science researchers discover new disease pathways, new drug targets and additional drug indications.  We had several major client wins, including in UPMC and Best Doctors.  And earlier this month, we announced a strategic alliance with Siemens to help healthcare providers deliver value-based care to patients with chronic conditions such as heart disease and cancer.  With Siemens, we will focus on accelerating US adoption of Watson’s Population Health Management offerings.  Siemens will use the Watson Health Cloud as its preferred global technology platform.

We’ve also been growing our geographic footprint, expanding into China, South Korea, Finland and the UK this quarter alone.  Hospitals in both China and South Korea announced plans to adopt Watson for Oncology.  And in Finland, we announced a partnership with the Finnish Government that will utilize Watson cognitive computing to help doctors improve the health of its citizens. Their vision is to build an open healthcare ecosystem based on compliant and efficient utilization of healthcare data.  So Finland will put their healthcare data on our Watson Health Cloud.  When you think about an entire country entrusting us with its healthcare data, this should give you some perspective as to how clients believe we have the right technology and consider us a trusted partner to drive healthcare innovation. This builds on a similar announcement we made with the Government of Italy earlier this year.

We also made great progress in Watson IoT. We opened our German location where we will co-create with our clients.  We added new capabilities to our offerings, so now you can share IoT data from connected devices on a blockchain, proactively identify potential security risks and protect devices, and tap the Watson IoT platform to develop new voice interfaces for customers, all by leveraging these capabilities. IBM’s leadership in IoT was recently highlighted by IDC.  We more than doubled the number of new clients on our IoT platform in the quarter, including Schaeffler and Thomas Jefferson University Hospital.  Schaeffler, one of the world’s leading automotive and industrial suppliers based in Germany, is using Watson IoT to transform its business from its supply chain, through to manufacturing and sales.  This is a good example of how deeply embedded into our clients’ businesses we are becoming, down to the ball bearings themselves. We are seeing exponential growth in both devices and developers.

And now, we’re expanding our industry differentiation and our reach with Watson for Financial Services.  As I mentioned, last month we announced plans to acquire Promontory. Together we will create cognitive solutions for risk and compliance.

Global Business Services Segment

Global Business Services delivered $4.2 billion of revenue, with a 1 point improvement in growth trajectory from last quarter.  Our digital practices, which now make up more than half of GBS, were up double digits with strong growth in cloud, analytics, and mobile. Our cloud practice was up nearly 70 percent this quarter as we build and implement digital strategies to move our clients to the cloud.

By line of business, we grew 2 percent in Application Management, driven by growth in our digital foundation and mobile platforms. This was offset by a decline in consulting revenue as some larger contracts wound down and clients continue to move away from on-premise enterprise application work to new business models focused on digital and cloud.

Enterprises are looking for new ways to reach their customers and empower their employees to make faster decisions.  We continue to see strong double-digit growth in our enterprise mobility solutions that are helping clients redesign work flows with specific industry context.  Our growing collection of MobileFirst for iOS applications are delivered on the cloud and can connect back to their core systems and infrastructure.  This is reinventing the way employees make real-time decisions by putting the power of the enterprise in their hands.  We continue to bring new customers onto the platform including VU University Medical Center in Amsterdam, RIMAC Insurance in Peru, and Amica Insurance here in the U.S.  We also opened a new IBM MobileFirst Garage in Bangalore, part of a network of centers that helps clients around the world achieve mobile-led digital transformations at speed and at scale.

Turning to profit, GBS gross profit margin was down 90 basis points.  We expanded margins in Application Management as we mix to new cloud and digital platforms.  And with the benefit from our workforce rebalancing actions, we’re driving productivity in our delivery model.  Consulting gross profit margin was down, reflecting the investments we are making to grow our digital practices.  Also, there were some accounts that required additional spending to deliver on important commitments.  These dynamics are also reflected in our PTI margin.  We are continuing to shift the business as we’ve added nearly 10,000 resources over the past year to our strategic imperatives. The acquisitions we’ve done over the last year impact our near term profit, but add important capabilities, like cloud consulting skills around Workday and salesforce.com.  We’ve also expanded the IBM Interactive Experience and our digital design capabilities.  We are focused on integrating and scaling these new skills as we continue to expand our digital practices.

Technology Services and Cloud Platforms

Technology Services and Cloud Platforms delivered $8.7 billion of revenue and grew 1 percent year to year.  Global Technology Services again grew signings and backlog and has now grown revenue for six consecutive quarters.  As we shift from systems integration to services integration, we continue to see momentum in our new offerings.  Across the segment, our strategic imperatives were up over 40 percent with cloud up over 50 percent and the as-a-Service run-rate up over 60 percent.

Looking at the lines of business, Infrastructure Services was up 2 percent as our hybrid cloud strategy continues to resonate with our clients.  We provide enterprise-grade cloud solutions that are secure, agile, and leverage the data and investment in their core systems.

We continue to expand our cloud infrastructure, announcing the opening of new cloud centers in South Korea and Norway this quarter.   We now have 49 centers around the world, enabling low latency connectivity to cloud infrastructure.  In moving to the cloud, our clients need to be sure their data is secure.  Those in regulated industries need to know where their data is and many need to keep it in-country.  Our cloud infrastructure allows clients automatically to provision virtual with bare metal servers, while meeting their data sovereignty and regulatory requirements.  At JFE Steel, one of the largest steel manufacturers in the world, we announced a five-year outsourcing agreement that will migrate core systems to the IBM Cloud through a hybrid solution that will consolidate their infrastructure and streamline business operations.  This will allow the company to speed up system development and services deployment, strengthen IT governance, and reduce costs.  And last week, we announced a new cloud object storage service that will enable clients to scale large unstructured data volumes across hybrid cloud environments.  Bitly has adopted this new object storage service to more quickly and easily analyze data that is being produced by the more than 10 billion clicks it processes each month.

Looking at the Software component of our hybrid cloud solutions, Integration Software grew 4 percent.   We saw continued strength in our Connect products that integrate applications, data, and processes for on-premise and cloud environments.   We also grew in some of our mission-

critical offerings such as Websphere Application Server.   We continue to shift more of our portfolio to an as-a-Service model through our Bluemix cloud platform which continues to scale across a broad catalog of high value services including cognitive, weather, internet of things, and blockchain APIs.

We continue to build our partnerships and ecosystems to help clients move to the IBM Cloud. Through our partnership with VMware, nearly a thousand clients have begun moving their VMware environments to the IBM Cloud including Marriott International, Clarient Global, and Monitise. We are helping organizations extend existing workloads to the cloud in hours, versus weeks or months.

Turning to profit, our gross margin for Technology Services and Cloud Platforms was about flat year to year.  We expanded margins in Infrastructure Services as we see the benefit from productivity actions we’ve taken and continue to streamline our processes.  We are investing in our technology and using our cognitive capabilities to shift to a more automated delivery model to improve performance and drive efficiencies.  Our Technical Support Services margin declined, driven by the mix to our Multi-vendor support offerings.  Our PTI margin also reflects these dynamics as well as the continued investments we are making to build-out our cloud platforms.

Systems Segment

Turning to our Systems segment, there are some important market shifts in this business, like spinning disk to flash, the rising importance of the hyperscale data market, and new opportunities in blockchain.  We’re shifting our business, delivering innovation in our offerings, and introducing significant new capabilities.  As always, our performance in the period is based on product cycle dynamics and portfolio transitions, and given where we are in the transitions in Power and storage, and in product cycles more broadly, our revenue and profit is down after a strong 2015.

Our z Systems results reflect the product cycle dynamics.  Seven quarters into the z13 cycle, revenue was down, while margins continued to expand.  We continue to add new clients to the platform, and we are introducing new technologies like blockchain.  We announced new services to make it easier to build and test blockchain networks in a secure environment.  As we build our blockchain platform, it is being engineered to run on multiple platforms, but it is optimized for scale, security and resilience on both the IBM mainframe and the IBM Cloud.  Our z Systems are well suited for these new workloads due to its advanced security features that help protect data and ensure the integrity of the overall blockchain networks.  We are currently working with over 40 clients on pilot blockchain use cases running on z.

Our Power performance reflects both our performance in a declining UNIX market, as well as our growth in a growing Linux market.  While our margins were relatively stable at the high end of Power, mid and low end margins were down, driving a decline in overall Power margins.  We have been shifting our platform to address Linux, and in the third quarter, Linux grew at a double-digit rate, and faster than the market.  It now comprises over 15 percent of our Power revenue.  Supporting that is our success with HANA, where we are bringing in new clients, and we are replicating this strategy with others.  This quarter, we expanded our Linux-only server portfolio, leveraging OpenPOWER partnerships to deliver a new High Performance Computing chip and system with NVIDIA GPU acceleration and new data optimized servers.  And our Power architecture had another win, this time for a major hyperscale data center with one of the world’s largest internet providers based in China.  And finally at the end of

September, we introduced new Power midrange and high-end systems designed for hybrid cloud computing, and flexible consumption models to transform on-premise IT to the cloud.  So in Power, we’re shifting to Linux while continuing to serve the high value Unix space, but this is a long transition.  In the near term, we’re focused on stabilizing the margin base.

Storage hardware was down 9 percent this quarter, reflecting the ongoing shift in value towards software.  Gross margin is down, reflecting both volume and price pressure. The hardware decline was mainly driven by low-end and midrange traditional disk storage.  Our high-end disk storage grew this quarter.  All Flash Array revenue grew as we have expanded All Flash technology across our product portfolio.  We recently rolled out new products and transitioned to a full suite of flash offerings making us competitively positioned.  And while not in our System segment, we also continued to see double-digit revenue growth in Software-Defined Storage.

So across Systems, we’re facing product cycle headwinds, and some transitions in Power and storage, while continuing to deliver important technologies and capabilities to address cognitive and cloud.

Software Revenue

So now let me wrap up the segment discussion with the performance of software across our segments.  Our total software revenue was $5.7 billion, up 3 percent.  This is the third consecutive quarter of improvement in our software revenue growth trajectory.  We’ve got a broad software portfolio, from solutions that provide cognitive, analytics and security solutions, to core transaction processing, to connecting on-prem data and processes to private and public cloud environments.  Our software is open, running on IBM and non-IBM environments.

From a business area perspective this quarter, we had solid growth in Cognitive Solutions and Integration Software, while Operating Systems continued to be a drag, in line with the longer term secular trend.   Across software, Software annuity revenue was up mid-single digits, led by our SaaS offerings.  Acquisitions contributed to our SaaS growth, but SaaS was up organically as well.  Our transaction revenue declined mid-single digits, which is a significant improvement in the trajectory as compared to the last several quarters.  As is typical in a third quarter, our transactional software content was less than 20 percent of our software revenue.  But remember in the fourth quarter, due to seasonality, transactions represent a larger portion of the software revenue.

Cash Flow & Balance Sheet Highlights

Moving on to cash flow and the balance sheet, we generated $3.3 billion in cash from operations, excluding our financing receivables.  After $850 million of capex spend, we generated $2.4 billion of free cash flow in the quarter.

Through the first three quarters of the year, our free cash flow of $6.9 billion was a little lower than last year, with lower tax payments largely offsetting the year-to-year operational performance.  Through September, our capex spending is consistent with last year.  As I mentioned earlier, on a trailing twelve month basis, our free cash flow was over 100 percent of our GAAP net income.

This performance continues to support our expectation that we will deliver the high end of the full year free cash flow guidance range we provided earlier this year.  This includes the expected cash payments related to the workforce rebalancing charge taken earlier in the year, as well as the expected tax payments in the fourth quarter.

Looking at the uses of cash, so far this year we have invested nearly $5½ billion in acquisitions.  We’ve acquired twelve companies, the largest being the digital assets of The Weather Company and Truven Health Analytics.  In the last nine months, we’ve returned $6.6 billion to shareholders, including nearly $4 billion in dividends and we bought back almost 18 million shares.  We ended September with just over 950 million shares outstanding, and $3 billion remaining in our buyback authorization.

Moving on to the balance sheet, we ended September with $10 billion in cash and $42½ billion in total debt.  About $26 billion of our debt was in support of our financing business.  The leverage in our financing business remains at about 7 to 1 and the portfolio remains strong at 51 percent investment grade.

Our non-financing debt-to-cap was about 54½ percent, which is essentially unchanged from December and down about 4 points from a year ago.

Our balance sheet continues to be well positioned to support our business over the long term.

Summary

As I said up front, in an environment where there are a lot of open questions, our business is showing a lot of stability.  That stability is driven by the kind of work we do for our clients.  We are applying deep industry skills and innovative technologies to change real business processes and outcomes.  This supports our ability to invest to create new offerings and markets, and our ability to find new ways to monetize our intellectual property.

In the third quarter, we made progress across our business, with continued strong growth in our strategic imperatives, some moderation in the declines in our core businesses, remixing our skills, and adding new capabilities through organic investments, acquisitions and partnerships.

You’ll recall in July we said we expected our second half EPS dynamics to be improved over the first, and we laid out a half a dozen or so areas where we expected to drive that.  Now based on our third quarter performance and our view of the fourth, we’d say the second half improvement is pretty much in line with our view ninety days ago. While we may see a little less improvement from software revenue mix, we are more successful in monetizing our software through IP income.

So bringing it all together, and as we look at the full year, we continue to expect to deliver at least $13.50 of Operating EPS, and free cash flow at the high end of the range we provided at the beginning of the year.  And so with that, we’ll take your questions.

Closing

Thank you, Martin.  Before we begin the Q&A I’d like to mention a couple of items.  First, we have supplemental charts at the end of the slide deck that provide additional information on the quarter.  And second, I’d ask you to refrain from multi-part questions.

So, let’s please open it up for questions.